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                                                                    EXHIBIT 4.47

                              COOPERATION CONTRACT

                                     BETWEEN

                   SHANGHAI ZHONGBANG CULTURE MEDIA CO., LTD.

                                       AND

                      LINKTONE CONSULTING LIMITED SHANGHAI

This Cooperation Contract (Contract) was signed by the Parties hereunder in Shanghai on September 13, 2006 ("Signature Date")

PARTY A: SHANGHAI ZHONGBANG CULTURE MEDIA CO., LTD. (HEREINAFTER REFERRED TO AS "SHANGHAI ZHONGBANG")
Address: ___________________________________
Legal representative: ______________________

PARTY B: LINKTONE CONSULTING LIMITED SHANGHAI (HEREINAFTER REFERRED TO AS "LINKTONE")
Address: 5/F, 689 Beijing Dong Road, Huangpu District, Shanghai
Legal representative: Jun Wu

Whereas

Shanghai Zhongbang is a limited liability company established and registered in Shanghai Administration of Industry and Commerce, mainly dealing with cultural transmission, SAT-TV channel operation, operation of film & TV production, actors & actresses' brokerage and advertisement agency, etc.

Linktone is a limited liability company established and registered in Shanghai Administration of Industry and Commerce. With its abundant experience in the field of new media development, its main business covers providing wireless value-added media for mobile phone users of Chinese mainland as well as charging services for entertainment and communications.

On the basis of the principle of equality and mutual benefit, giving full play to both parties and realizing resource integration and complementary advantage, through friendly consultations, whereas both parties agrees to cooperate on contribution capital to establish a new company and loan matters concerned, now this presents witness that is hereby agreed between the parties hereto as follows:

CHAPTER 1 DEFINITION

In the contract (including whereas article stated above), except where the context requires

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otherwise, the following words and expressions are defined as follows:

THE CONTRACT: means the Cooperation Contract signed on the Signature Date by both parties, including attachment part.

SIGNATURE DATE: means the date stated in article 1 of the body part in the contract

NEW COMPANY: a new company which both parties jointly contributes capitals to establish, and the name of the company is undetermined (hereinafter referred to as "new company")

YUAN: RMB YUAN.

CONFIDENTIAL INFORMATION: means any information which one party (receiver) obtains from the other party (disclosure party) and should be maintained secrecy by disclosure party, except that laws regulate otherwise. However, where any of such information is of the written form, the word "confidential" shall be marked on it; where it is of other forms, the disclosure party shall state that the information is confidential when disclosing, and then have a recordation of the information in written form or other visible forms and mark its confidentiality on it, and he shall give the receiver a copy of the recordation within 30 days after disclosure.

INTELLECTUAL PROPERTY RIGHTS: refers to all intangible property rights entrusted by law or due to performance of laws, including but not limited to patent, application for patent, creativity and invention (whether it can be granted as patent or not), affiliated technology, commercial secret, trademark, commercial name, marks, copyright and privacy information.

CHAPTER 2 BANK LOANS

Linktone agrees to provide a interest-free loan of RMB Y100,000 for Shanghai Zhongbang, and Shanghai Zhongbang agrees to accept the interest-free loan of RMB Y100,000 provided by Linktone. Shanghai Zhongbang shall invest the loan of RMB Y100,000 into the new company as its registered capital contributed to the new company by Shanghai Zhongbang.

Shanghai Zhongbang agrees and authorizes Linktone or a third party appointed by Linktone to transfer the loan into a bank account appointed by Shanghai Zhongbang before capital verification of the new company, and Shanghai Zhongbang shall launch the loan into the registered capital account of the new company, while Linktone shall be responsible for arrangement corresponding accountant office for capital verification and issue relevant certificates.

Linktone or the third party appointed by Linktone shall enter into a Loan Contract with Shanghai Zhongbang to state clearly the matters involving the loan described above.

CHAPTER 3 ESTABLISHING A NEW COMPANY

3.1 jointly established new company

Shanghai Zhongbang and Linktone agree to jointly establish a new company with the registered capital of RMB10 million under the contract. The name of the company is undetermined.

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3.2 subscription of capital

Linktone makes capital contribution in cash and subscribes 99% of registered capital totaling 9.9 million Yuan; Shanghai Zhongbang makes capital contribution with the loan regulated in chapter 2, and subscribes 1% of registered capital totaling 100 thousand Yuan;

After the subscription of capital stated above is completed, the equity structure of the new company is as follows:

                      Percentage in   Contribution amount
                     the registered    for the registered
shareholders             capital            capital
------------         --------------   -------------------
Linktone                   99%          9.9 million Yuan
Shanghai Zhongbang          1%         100 thousand Yuan

3.3 business scope of the new company

The business scope of the new company is: internet and wireless value-added services development for interactive TV programs; the development and operation of new media services such as interactive TV & film supporting industry; provide consultation services for TV & film related activities, etc. (specific business scope shall be subject to the approval by the administration of industry and commerce).

3.4 approval or registration procedure

The two parties herein shall start to deal with the matters involving the establishment of the new company within 30 days thereafter the contract comes into force. Where qualification verification of the new company is conducted by the departments of administration (including but not limited to the State Administration of Radio, Film and Television or its subordinate department) for the establishment of the new company, or certificates or approval should be obtained from these departments, Shanghai Zhongbang shall be responsible for guarantee obtaining necessary qualification, certificate or approval for the new company.

3.5 joint venture contract

Shanghai Zhongbang and Linktone also shall enter into Joint Venture Contract, Articles of Association and related documents in accordance with the regulations herein and other agreement between the two parties.

CHAPTER 4 COOPERATION CONDITIONS

4.1.1 cooperation conditions of Shanghai Zhongbang

Shanghai Zhongbang shall guarantee that the new company obtains exclusive operation right of internet and wireless value-added services of programs in Shandong TV Station and other major

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events for Shanghai Zhongbang, with specific business scope including, but not limited to online games, network audio-visual service, e-magazine as well as all sorts of value-added services on web, development, operation right and authorization of wireless and other telecom value-added services. The written authorization shall be obtained before the establishment of the new company, and it will be one of the conditions for the new company to be established, and be used as an attachment to Joint Venture Contract signed by Shanghai Zhongbang and Linktone.

4.1.2 Shanghai Zhongbang shall guarantee that during the term of operation of the new company, the foresaid authorization remains effective and unchanged, and it shall not be changed or terminated due to the change of share constitution, personnel, and the scope of business in Shanghai Zhongbang, but where the foresaid obligations fails to be performed due to the factors of force majeure, such as war, natural disaster, no liability shall not be prosecuted according to law.

4.1.3 Shanghai Zhongbang shall guarantee that the contents and resources provided by them, such as videos, audios, texts and pictures, are legal and lawful, and can be lawfully used in the foresaid businesses by the new company, without violating any rights and interests of a third party. Where any third party claims their rights, the new company shall notify Shanghai Zhongbang at once, and Shanghai Zhongbang shall make an acknowledgement instantly to resolve the problem and take any necessary measures, including undertaking corresponding economic and legal liabilities, assuring that the new company shall not suffer loss thereupon. Shanghai Zhongbang shall be liable where the new company suffers loss thereupon. The new company shall have the right to appoint a qualified SP company to carry out related wireless value-added services by utilizing the foresaid contents and resources. Similarly, where the new company uses the contents and resources of other parties rather than of Zhongbang, and actual loss has been make due to Linktone, Shanghai Linktone shall be liable for that.

4.1.4 Within 30 days thereafter the establishment of the new company (the business license is issued), Zhongbang shall make sure to sign an formal authorization contract with the new company in order to confirm the foresaid authorization Zhongbang provides for the new company.

4.2 Liability for breach the contract due to cooperation conditions of Shanghai Zhongbang being unsatisfied

Shanghai Zhongbang shall guarantee that the foresaid development and operation rights are lawful and effective and shall be authorized to the new company completely within 30 days after the establishment of the new company, and the authorization shall remain exclusive in China for the new company after its establishment. Where at any time during ten years since the new company's incorporation, not all the cooperation conditions can be provided in accordance with the article herein due to Shanghai Zhongbang, Shanghai Zhongbang shall make compensations to Linktone.

4.3 cooperation conditions of Linktone

4.3.1 Linktone shall carry out cooperation with the new company with its controlled Shanghai Dawnstars or other qualified companies. Linktone shall guarantee the qualification of the

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company cooperating with the new company is legal, effective, and such company is qualified as a national network service provider.

4.3.2 Linktone shall guarantee that the company cooperating with the new company will be responsible for the normal use of the wireless data transmission channel, technology test and technical maintenance.

4.3.3 Linktone shall guarantee the company cooperating with the new company will be responsible for client service and secure the service quality.

4.4.4 Linktone shall guarantee that during the term of operation of the new company, the cooperation conditions stated herein the article remain effective and unchanged, and they shall not be changed or terminated due to the change of share constitution, personnel, and the scope of business in Linktone.

4.4 Liability for breach the contract due to the cooperation conditions of Linktone being unsatisfied

In the event that not all the cooperation conditions can be provided in accordance with the article herein due to Linktone at any time during ten years since the new company's incorporation, Linktone shall make compensations to Shanghai Zhongbang.

CHAPTER 5 GRANT OF LICENSE, SHARE TRANSFER AND RETURN OF THE LOAN

5.1 After the establishment of the new company, the new company will enter into an Authorization License Agreement with Shanghai Zhongbang. The new company will buy the exclusive license of Shanghai Zhongbang stated in the article 4.1 herein with RMB 5 million, and the term of the exclusive license shall be operation term of the new company.

5.2 After the establishment of the new company, Shanghai Zhongbang will conclude a Shares Transfer Agreement with Linktone. Shanghai Zhongbang will buy 49% of shares of the new company held by Linktone with RMB4.9 million. After the shares are transferred, the equity structure of the new company will be:

                      Percentage in   Contribution amount
                     the registered    for the registered
shareholders             capital            capital
------------         --------------   -------------------
Shanghai Zhongbang         50%           5 million Yuan
Linktone                   50%           5 million Yuan

5.3 The Authorization License Agreement and the Shares Transfer Agreement will be concluded at the same time. Upon execution of the two agreements, Shanghai Zhongbang shall instruct the new company to launch the RMB 5 million obtained by Zhongbang for the grant of license directly into the account appointed by Linktone from the new company, and the grant of license, shares

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transfer and return of the loan will be achieved at the same time. Among the 5 million Yuan, 4.9 million is used for buying the 49% of the shares of the new company held by Linktone, and RMB 100,000 is used for the return of the loan stated in the chapter herein the contract.

5.4 The new company shall undertake related taxes and fees arising from the transactions involving in the article herein.

CHAPTER 6 BOARD OF DIRECTORS, SUPERVISOR AND MANAGEMENT REORGANIZATION

6.1 After the establishment of the new company, the number of the board of directors will be 5, among whom 2 will be appointed by Shanghai Zhongbang, and 3 by Linktone. The first chairman of the board of the new company will be appointed by Shanghai Zhongbang and the vice chairman by Linktone. Both shall serve one year, and upon expiration of the one-year term, the appointment power for the chairman and vice-chairman shall be rotated between Shanghai Zhongbang and Linktone automatically; the general manager of the new company will be appointed by Zhongbang and engaged by the board of directors; the responsible person in charge of the financial affairs will be appointed by Linktone and engaged by the board of directors and the general manager shall have the power to dismiss him/her. The company shall have two supervisors, appointed by Zhongbang and Linktone separately. The foresaid board of directors, supervisors and management constitutions shall remain unchanged. The arrangement of foresaid specific positions shall be decided upon by the two parties in the way of resolution by shareholders at the first shareholders general meeting. The members of the board shall serve a term of two years, the term of office of general managers and the responsible persons in charge of the financial affairs shall be two years and supervisors shall be three years, and all of them can serve consecutively if reelected.

6.2 The foresaid management personnel such as members of the board, chairmen of the board, supervisors, general managers as well as responsible persons in charge of the financial affairs appointed by the two parities can be decided by each party on their own, but shall not violate the compulsory regulations by laws.

6.3 The foresaid board of directors and the management constitution shall be provided for by the articles of association of the company and in accordance with related regulations, registration or record-keeping procedures shall be handled in the company registered institution.

6.4 Except that law otherwise regulates, the agenda of the shareholders' meeting and the board meeting shall be provided for specifically by articles of association of the new company.

CHAPTER 7 STATEMENT AND WARRANTY

7.1 Shanghai Zhongbang hereby makes statement and warranty as follows:

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7.1.1 Shanghai Zhongbang is a limited liability company established legally in accordance with Chinese laws and continues to exist effectively and shall have the right to carry out its operation activities in current way;

7.1.2 Shanghai Zhongbang shall have the right to conclude and fulfill the contract herein, and it neither has conflict with current business undertaken under other cooperation contracts, nor will cause violation of the articles of association of the existing company;

7.1.3 Shanghai Zhongbang will make legal and effective resolutions on the affairs involving the participation in the establishment of the new company and the loan in accordance with the articles of association of the existing company or documents of such kind.

7.2 Linktone hereby makes statement and warranty as follows:

7.2.1 Linktone is a limited liability company established legally in accordance with Chinese laws and continues to exist effectively and shall have the right to carry out its operation activities in current way;

7.2.2 Linktone shall have the right to conclude and fulfill the contract herein, and it neither has conflict with current business undertaken under other cooperation contracts, nor will cause violation of the articles of association of the existing company;

7.2.3 Linktone will make legal and effective resolutions on the affairs involving the participation of this time in the establishment of the new company in accordance with the articles of association of the existing company or documents of such kind.

CHAPTER 8 CONFIDENTIALITY

8.1 The parities hereto undertake: shall not, in any way, orally or in writing, disclose or divulge any information involving the contract and the parties themselves to the third party; any action contradictory to the commitment shall be regarded as breach the liability of confidentiality, and the breaching party shall bear all liabilities caused thereof.

8.2 Where any information involving the contract and the parties themselves has been transmitted through other channels and known to the public before the execution of the contract, the information stated herein the article 8.1 shall not be constituted.

8.3 Where either party hereto has to disclose the information stated herein the article 8.1 due to the order from the government or judicial organizations that have jurisdiction right over the party, the disclosure shall not be considered as breach the liability of confidentiality, but it shall immediately give notice to the other party.

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8.4 The liability of confidentiality stipulated herein this chapter shall not be released due to without fulfilling the contract, withdrawal from the contract, breach of the contract by either party or termination of the contract for fulfilling duties herein, on the contrary, either party hereto shall bear liabilities of confidentiality until the information stated herein the article
8.1 has been known to the public.

CHAPTER 9 FORCE MAJEURE

9.1 Force majeure events refers to unforeseen and unpreventable objective conditions beyond control, including but not limited to earthquake, typhoon, flood, explosion, strike, war and terrorism, etc.

9.2 Where either party fails to implement part or the entire contract, it shall immediately notify the other party of the situation in writing, and within 20 days after the occurrence of the force majeure, it shall provide effective certificate issued by the competent authorities, proving it is the force majeure events which are the direct reason that prevent the party from partly or entirely performing the obligations under the contract.

9.3 Where either party hereto suffers force majeure events, the parties hereto shall decide upon the resolution of performing the obligations under this contract as soon as possible through negotiation, and shall at all times use all reasonable endeavors to minimize the consequences caused by force majeure events.

9.4 Within 6 months after the foresaid force majeure occur, where the parties hereto still fail to find the resolution of fulfilling the contract despite their endeavors, the new company shall terminate its operation and get into liquidation process in accordance with law and the stipulation in the article
11.4 herein the contract shall be applicable for this.

CHAPTER 10 TERMINATION OF THE CONTRACT

10.1 Where the new company fails to complete registration with the company registration authorities within 6 months after the applications for registration of the new company including this contract as well as the Joint Venture Contract and Articles of Association are submitted to the competent company registration authorities, the contract will terminate automatically.

10.2 Where Shanghai Zhongbang fails to acquire relevant authorizations stated in the article 4.1 herein before the establishment of the new company, the contract shall terminate.

10.3 Where the parties hereto reach an agreement to terminate the contract after negotiation before the establishment of the new company, the contract shall terminate.

10.4 After automatic termination of the contract, all the rights and/or obligations under the

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contract shall terminate automatically, and the rights or obligations involved that have been conducted or performed shall return to the original situation, that is, Linktone will directly withdraw the funds in amount of RMB9.9 million contributed to the new company under the contract, while as for the loan that Shanghai Zhongbang borrows from Linktone, the new company shall return the loan and launch it directly into the account of Linktone or a third party account appointed by Linktone.

CHAPTER 11 TERMINATION AND DISSOLUTION OF THE NEW COMPANY

11.1 Where the statement and warranty made by Shanghai Zhongbang and/or Linktone are significantly false or misleading, causing significant loss to the interests of the new company, the new company shall stop operation and come into liquidation process in accordance with laws.

11.2 The termination, liquidation and dissolution of the new company require affirmative votes by all shareholders, except for the regulations in Article
11.2.1 and 11.2.2 of this article.

11.2.1 Where the cooperation conditions Linktone shall provide described in the above Chapter 4 herein the contract fail to satisfy, causing loss to the interests of the new company, Shanghai Zhongbang shall have the right to decide unilaterally the new company shall come into liquidation process, and the shareholders of the new company shall assure the shareholders' meeting and the board meeting make corresponding shareholders' meeting resolutions and/or board meeting resolutions according to the foresaid unilateral decision made by Shanghai Zhongbang.

11.2.2 Where the cooperation conditions Shanghai Zhongbang shall provide described in the above Chapter 4 herein the contract fail to satisfy, causing loss to the interests of the new company, Linktone shall have the right to decide unilaterally the new company shall come into liquidation process, and the shareholders of the new company shall assure the shareholders' meeting and the board meeting make corresponding shareholders' meeting resolutions and/or board meeting resolutions according to the foresaid unilateral decision made by Linktone

11.3 Where Linktone has not revoked its contributed capital during the course of operation of the new company when liquidation of the new company is carried out, Linktone shall have the priority to revoke its contributed capital from the residual properties of the company. Should the residual properties exceed the contributed capital, the parties hereto shall distribute them in proportion of the shareholding; where Linktone has revoked its contributed capital during the course of operation of the new company, the parties hereto shall distribute the assets of the new company in proportion of the shareholding; where the new company has operated for more than two years, the parties hereto shall distribute the assets in proportion of equity.

CHAPTER 12 APPLICABLE LAW AND SETTLEMENT OF DISPUTES

12.1 This contract shall be governed by the relevant laws of the People's Republic of China and

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interpreted by Chinese laws.

12.2 Any disputes arising from the execution of, or in connection with the contract shall be settled through friendly consultations between both parties. In case no settlement can be reached through consultations, both parties agree the disputes shall be submitted to the court where the new company is registered. Where the new company is not established for whatever reason, the disputes shall be submitted to the court where the accused is located.

CHAPTER 13 NOTICES

13.1 All the notices sent to the other for the purpose of fulfilling the contract shall be delivered by courier on board, EMS, fax or registered mail in writing to the following addresses:

Party A: Shanghai Zhongbang Culture & Media Co., Ltd.
Address: ________________________________
Tele: ___________________________________
Fax: ____________________________________
Contact person: _________________________

Party B: Shanghai Linktone Consultation Co., Ltd. (hereinafter referred to as "Linktone")
Address: 5/F, Dong Yin Building, 689 Beijing Dong Road, Shanghai
Tele: 021-33184900
Fax: 021-63611558
Contact person: Zenian Song

13.2 Where the notice is sent by courier on board, the time when the notice is transferred shall be regarded as receipt; where it is sent by fax, the time when the fax is sent out shall be considered as receipt; where it is in the way of mail, 7 days after the mail is sent out shall be taken as receipt.

CHAPTER 14 MISCELLANEOUS

14.1 When the conditions of the new company are ripe and for the purpose of starting IPO, after agreement by the two parties hereto, Shanghai Zhongbang shall transfer 1% of the stock equity of the new company held by it at the price of RMB 1 Yuan per share to Linktone or the third party appointed by Linktone, and Linktone shall agree to acquire the 1% stock equity transferred by Shanghai Zhongbang at the price of 1 Yuan per share. After the transfer, the stock equity structure of the new company shall be changed into: Shanghai Zhongbang 49%, Linktone 51%.

14.2 The contract as well as the rights, obligations or responsibilities under the contract shall not be assigned or transferred without consent by both parties hereto.

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Unless with consent of both parties hereto and written documents are concluded, the contract shall not be amended or supplemented, however, any effective amendment or appendices are integral parts of this contract.

14.3 This contract shall come into force upon signature by authorized representatives of the parties hereto.

14.4 This agreement shall be held in four copies of the same form. Each party shall preserve two copies with equal legal effects. This contract shall come into force and be biding to the parties hereto as from the date when the authorized representatives sign and stamp the company chop on the contract

14.5 Other concrete details concerning the cooperation under the contract shall be decided after further negotiations and conclude other relevant contracts.

No main text below.

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Agreed and executed by:

Party A: Shanghai Zhongbang Culture Media Co., Ltd.

Authorized representative: [Company Chop]

Party B: Linktone Consulting Limited Shanghai.

Authorized representative: [Company Chop]